J.P.Morgan

                                                        Free Writing Prospectus
                                                     Filed Pursuant to Rule 433
                                          Registration Statement No. 333-155535
                                                                 March 13, 2009

The JPMorgan Alerian MLP Index Exchange Traded Notes
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The JPMorgan Alerian MLP Index Exchange Traded Notes ("ETNs") are senior, unsecured obligations of JPMor gan Chase & Co. (the "Issuer") that deliver exposure to the portfol io of midstream energy Master Limited Partnerships
("MLPs") underlying the Alerian MLP Index. The ETNs pay a variable quarterly coupon whose value is linked to the cash distributions, if any, paid on the underlying MLPs, less the Accrued Tracking Fee(1). On a weekly basis, investors may request that the Issuer repurchase(2) the ETNs before the maturity date. An investment in the ETNs may result in a loss, and the quarterly coupons are variable and may be zero.

What are MLPs?
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Master Limited Partnerships ("MLPs") are limited partnerships that are publicly traded on a U.S. securities exchange. MLPs as an asset class originated in the
1980s as a result of laws passed by Congress designed to encourage investment in energy and natural resources. The majority of MLPs in existence today operate in the energy infrastructure industry and engage in the transportation and storage of natural resources such as refined petroleum products and natural gas.

The Alerian MLP Index
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The Alerian MLP Index ("Index" or "AMZ Index") was created to provide a comprehensive benchmark for investors to track the performance of the energy
MLP sector. The Index components are selected by GKD Index Partners, LLC, an affiliate of Alerian Capital Management, LLC ("Alerian").

Alerian is a registered investment advisor that manages portfolios focused on midstream energy MLPs. The company focuses on fundamental analysis in this emerging asset class.

Source: Alerian

Why invest in MLPs?
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o Relatively low correlation: MLPs have had relatively low correlation to a wide range of asset classes including equities and commodities.

oPotential for attractive yields: The historical yields on MLPs have been attractive compared to other income- oriented investments.

Hypothetical, Historical Index Correlations

                                       S&P 500(R)     Barcap US     Dow Jones AIG
              Alerian MLP  S&P 500(R)  Utilities   Aggregate Bond     Commodity
                 Index       Index       Index        Index(SM)        Index(SM)
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Alerian MLP     100.00%      54.96%      58.00%        15.02%          36.74%
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S&P 500(R) Index            100.00%      68.35%        20.21%          35.93%

S&P 500(R)
Utilities
Index                                   100.00%        37.03%          44.19%

Barcap US
Aggregate
Bond Index(SM)                                        100.00%           1.80%

Dow Jones AIG
Commodity Index(SM)                                                   100.00%
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Sources: Bloomberg, JPMorgan. Calculated as of February 27, 2009. Based on
monthly returns over past 5 years. Historical performance of the Index is not indicative of future performance of the Index or the ETNs.

Benefits of Investing in the ETNs
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o Exposure to energy MLPs: The ETNs, through a single investment, provide convenient access to the portfolio of energy MLPs in the AMZ Index.

o Quarterly Coupons: The ETNs pay quarterly, variable coupons which are based on the cash distributions, if any, paid on the MLPs in the AMZ Index, less the
Accrued Tracking Fee.

o No K-1 forms: Investors will not receive K-1 forms as a result of their investment in the ETNs.

o Exchange traded: We intend to list the ETNs on the NYSE Arca, Inc.

Current Yield
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Sources: Bloomberg, JPMorgan. Calculated as of February 27, 2009. For the
equity indices, current yield equals the sum of dividends paid for all index components for the past 12 months divided by the current index level. The yields shown above are for informational purposes only and are not indicative of the coupon payments, if any, on the ETNs.

Index Total Returns and Standard Deviations
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                                 3 Month Return %    1 Year Return %   3 Year Return %  5 Year Return %   Standard Deviation %
                                                                         Annualized        Annualized          Annualized
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Alerian MLP Index                         10.10%            -29.37%          -2.09%            4.25%              20.21%
S&P 500(R) Index                         -16.51%            -45.34%         -15.40%           -6.63%              16.43%
S&P 500(R) Utilities Index               -13.19%            -32.78%          -5.09%            4.48%              16.18%
Barcap US Aggregate Bond IndexSM           2.46%              3.27%           5.02%            4.00%               4.07%
Dow Jones AIG Commodity IndexSM          -14.54%            -49.61%          -9.94%           -3.35%              21.00%
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Sources: Bloomberg, JPMorgan. Calculated as of February 27, 2009. The returns and standard deviations above are for informational purposes only. Historical performance of the Index is not indicative of future performance of the Index or the ETNs. There is no guarantee that the Index or the ETN will outperform any alternative investment strategy. The standard deviation is based on monthly returns over the past 5 years.

1. The "Accrued Tracking Fee" for a given coupon period, as more fully described in the relevant pricing supplement, represents an amount equal to the
Tracking Fee of 0.85% per annum accrued for that coupon period multiplied by the Current Indicative Value on the Index Business Day prior to the date of determination, plus the aggregate amounts, if any, by which the previous
Accrued Tracking Fees have exceeded the cash distributions, if any, made by the underlying MLPs. The Current Indicative Value, as more fully described in the relevant pricing supplement, equals the principal amount of the ETNs multiplied by a fraction the numerator of which is the VWAP Level of the Index as of the date of determination and the denominator of which is the Initial VWAP Level of the Index.

2. Investors may request on a weekly basis that the Issuer repurchase a minimum of 50,000 notes prior to the maturity date, subject to the procedures described in the relevant pricing supplement. Early repurchases will be subject to a
Repurchase Fee of 0.125%, as further described in the relevant pricing supplement.
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Hypothetical, Historical Index Performance
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[GRAPHIC OMITTED]

Sources: Bloomberg, JPMorgan. As of February 27, 2009. Each of these indices was calculated based on a level for such index set equal to 100% on December
29, 1995. The hypothetical, historical levels of the Index and other indices are presented for informational purposes only. Historical performance of the
Index is not indicative of future performance of the Index or the ETNs.
Fluctuations in the Index may be more or less than that for the value of the
ETNs. All returns displayed above are calculated without deducting any applicable transaction fees. There is no guarantee that the Index or the ETNs will outperform any alternative investment strategy. Your payment at maturity or upon early repurchase of the ETNs, as more fully described in the relevant pricing supplement is based on the VWAP Level of the Alerian MLP Index and not on its closing level. The VWAP Level of the Index is calculated using the volume-weighted average price of the Index Components.

ETN Details
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 Ticker                                                    AMJ
 Intraday Indicative Value of ETNs Ticker            AMJ.IV(3)
 Index                                       Alerian MLP Index
 Index Ticker                                              AMZ
 Tracking Fee                                  0.85% per annum
 Repurchase Fee                                         0.125%
 Issuer                                   JPMorgan Chase & Co.
 Inception Date                                  April 1, 2009
 Maturity Date                                    May 24, 2024
 Coupons                                Quarterly, Variable(4)
 Primary Exchange                                   NYSE, Arca
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3. The intraday indicative value of the ETNs (the "I IV") is meant to approximate the intrinsic economic value of an ETN. The IIV calculation will be provided for reference purposes only. It is not intended as a price or quotation. The IIV will be based on the intraday indicative values of the
Index, and may not be equal to the payment at maturity or upon early repurchase. Please see the relevant pricing supplement for details.

4. The coupon is calculated based on the cash distributions, if any, paid on the underlying MLPs, less the Accrued Tracking Fee. The coupons are variable and may be zero. Please see the relevant pricing supplement for details.

  Top 10 Index Components
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 Name                                   Ticker    Weight
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 Kinder Morgan Energy Partners LP         KMP       14.13%
 Enterprise Products Partners LP          EPD       11.14%
 Plains All American Pipeline LP          PAA        6.63%
 Energy Transfer Partners LP              ETP        5.65%
 Kinder Morgan Management LLC             KMR        5.31%
 ONEOK Partners LP                        OKS        3.77%
 Magellan Midstream Partners LP           MMP        3.76%
 NuStar Energy LP                         NS         3.52%
 Energy Transfer Equity LP                ETE        3.40%
 Buckeye Partners LP                      BPL        3.18%
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 Source: Alerian Capital Management, LLC   As of
 February 20, 2009.

What are the main risks in the ETNs?
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The ETNs are not principal protected and may result in a loss.

The ETNs are exposed to the credit risk of JPMorgan Chase & Co.

The ETNs may not have an active trading market and may not continue to be listed on an exchange over their term.

The payment at maturity or upon early repurchase of the ETNs will be based on the VWAP Level of the Index and not on the closing level of the Index. The VWAP
Level of the Index will most likely differ from the closing level of the Index or the IIV.

The Accrued Tracking Fee reduces the potential coupons and/or the payment at maturity or upon early repurchase. The coupon payments on the ETNs will be variable and may be zero. The Alerian MLP Index began publishing on June 1,
2006 and, therefore, has a limited history. The Issuer's obligation to repurchase the ETNs is subject to substantial minimum size restrictions. The tax consequences of the ETNs are uncertain.

You will not know how much you will receive upon early repurchase at the time that you elect we repurchase your ETNs.

The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section of the relevant product supplement and the
"Selected Risk Considerations" in the relevant pricing supplement.

SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase
& Co. has filed with the SEC for more complete information about JPMorgan Chase
& Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, pricing supplement and term sheet if you so request by calling toll-free 866-535-9248. To the extent there are any inconsistencies between this free writing prospectus and the relevant pricing supplement, the relevant pricing supplement, including any hyperlinked information, shall supersede this free writing prospectus.

IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor. The financial instruments described herein may not be suitable for all investors.
This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult their own advisors on these matters.

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